Exhibit 3.5(i)

FOURTH AMENDMENT TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NOVT CORPORATION

NOVT Corporation, a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

1. The name of the corporation is NOVT Corporation.

2. This Fourth Amendment to Amended and Restated Articles of Incorporation amends Article IV of the Amended and Restated Articles of Incorporation of the corporation, as heretofore amended, as follows:

a. The first sentence of Article IV, Section 1, is amended to read in its entirety as follows:

“The number of directors of the Corporation constituting the entire Board of Directors shall be not less than three or more than twelve.”

b. The second sentence of Article IV, Section 2, is amended to read in its entirety as follows:

“No class shall include less than one nor more than four directors.”

3. In accordance with Section 607.1003 of the Florida Business Corporation Act, this Fourth Amendment to Amended and Restated Articles of Incorporation was (i) duly recommended to shareholders by the board of directors of the corporation on November 14, 2005 and (ii) duly approved by shareholders at a special meeting of shareholders held on March 7, 2006, at which meeting the number of shareholder votes cast for the amendment was sufficient for approval.

4. This Fourth Amendment to Amended and Restated Articles of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have made, subscribed and acknowledged this Fourth Amendment to Amended and Restated Articles of Incorporation this 29th day of March, 2006.

/s/ Alfred J. Novak
Alfred J. Novak
President and Chief Executive Officer

/s/ Daniel G. Hall
Daniel G. Hall
Corporate Secretary